Exhibit 99.2

News Release

For immediate release	Contact A. Sage Osterfeld sage.osterfeld@sysorex.com tel: (760) 707-0459

SYSOREX GLOBAL HOLDINGS CORP.
ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

PALO ALTO, Calif., September 25, 2015 – Big data analytics and solutions provider Sysorex (NASDAQ: SYRX) today announced the pricing of an underwritten public offering of 5,250,000 shares of its common stock at a price to the public of $1.00 per share. The gross proceeds from this offering are expected to be approximately $5.25 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Sysorex. The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by Sysorex, are anticipated to be approximately $4,882,500. The offering is expected to close on or about September 30, 2015, subject to customary closing conditions. Sysorex has granted the underwriters a 30-day option to purchase up to an additional 787,500 shares of common stock in connection with the public offering.

Sysorex expects to use the net proceeds from this offering for general corporate purposes, which may include business development activities, capital expenditures, working capital and general and administrative expenses.

B. Riley & Co., LLC is acting as lead book-running manager in the offering. Craig-Hallum Capital Group LLC is acting as co-manager in the offering.

The shares of common stock described above are being offered by Sysorex pursuant to a registration statement (No. 333-204159) filed by Sysorex with the Securities and Exchange Commission (“SEC”) that has been declared effective. A preliminary prospectus supplement and accompanying base prospectus related to the offering was filed with the SEC on September 25, 2015 and a final prospectus supplement and accompanying base prospectus related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering, when available, may be obtained from B. Riley & Co., LLC, c/o the Compliance Department, 11100 Santa Monica Blvd., Suite 800 Los Angeles California 90025, or by telephone at (888) 295-0155, or by email at compliance@brileyco.com.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sysorex
Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Forward-Looking Statements
Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of the management of Sysorex and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond the control of Sysorex. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” or “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements related to the expected completion, timing and size of the public offering of common stock and the expected use of the proceeds from the offering by Sysorex.

Whether actual results and developments will conform with management’s expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond management’s control, and the effects of which can be difficult to predict. These risks include those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as those inherent in our business, whether Sysorex will be able to obtain financing when needed or on favorable terms, and other risks described in filings made by Sysorex with the SEC. In evaluating any forward-looking statements in this release, Sysorex cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Sysorex does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise..

Contacts

Media Inquiries:
A. Sage Osterfeld +1 (760) 707-0459
sage.osterfeld@sysorex.com

Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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